# CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of October 10th, 2007, by and between Maxim TEP, Inc., a Texas corporation (the "Firm"), and Navitas Land & Mineral Development, LLC, a Texas limited liability company ("Consultant"). The Firm and Consultant are each a "party" and together are the "parties" to this Agreement.

## RECITALS

WHEREAS, Consultant is in the business of providing consulting services related to the exploration for and development of oil and gas properties (the "Services");

WHEREAS, the Firm wishes to engage Consultant to render the Services in accordance with the terms and conditions contained in this Agreement; and

WHEREAS, Consultant wishes to render these Services in accordance with the terms and conditions contained in this Agreement.

## AGREEMENT

NOW THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Consultant's Undertakings.

1.1 Skill Level. Consultant will provide the Services contemplated by this Agreement using efficient and effective levels of skill. The Services promised hereunder shall be discharged by Mr. Dan Williams or such other person or persons as the Firm may approve.

1.2 Scope of Services. Consultant shall perform consulting and field supervision services associated with the Firm's development and exploitation of its oil and gas properties. The specific scope of the Services to be provided by the Consultant shall be detailed in a request for the provision of Services from the Firm's designated representative, and the Services shall only include services specifically approved by such representative prior to the provision thereof.

1.3 Reporting. Consultant shall report to the President and Chief Operating Officer of the Firm (or President in the event there is no Chief Operating Officer of the Firm). Such person is referred to herein as the Firm's designated representative.

1.4 Other Service Aspects. When the Firm determines that Services are needed, the designated representative of the Firm shall submit a request for services to Consultant in order to determine the Consultant's availability and capability to provide the necessary Services. No Services shall be provided without written authorization from the Firm's designated representative. Consultant shall provide the Firm's designated representative with a written summary of Service activities during a calendar month with fifteen (15) days after the end of such calendar month.

Consultant's performance of Services on a day-to-day basis shall be coordinated with the Firm's designated representative, or such other persons as Firm shall select.

1.5 Office Location. Consultant shall maintain office space as needed for the provision of its services to the Firm and other clients of Consultant. For the avoidance of doubt, the Firm shall not provide office space to the Consultant.

1.6 Limitations on Scope of Services. Consultant shall have no direct contact with shareholders or directors of the Firm or with third parties associated with the firm unless such contact with such third parties is specifically authorized by the Firm's designated representative. The Services shall be limited to services relating to drilling and other field operations of the Firm, and shall not include relating to such matters as asset acquisitions and divestitures, refinancing or restructuring of existing or future transactions, fundraising activities, etc.

2. Term and Termination. This Agreement shall take effect on May 15, 2008, and may be terminated (a) for cause at the option of either party or (b) without cause by giving thirty (30) days prior written notice to the non-terminating party.

3. Compensation.

3.1 For and in consideration of the performance of the Services by Consultant and subject to the terms and conditions of this Agreement, the Firm agrees to pay Consultant the sum of $150.00 per hour of Service provision; provided that, the Firm shall not be billed for more than 40 hours in any particular week ("Fees"). Consultant shall provide the Firm with an invoice for Services provided during a calendar month within fifteen (15) days after the end of such calendar month.

3.2 Firm Benefits. Consultant agrees that neither it nor its employees shall be entitled to participate in or receive benefits under any Firm programs maintained for Firm employees, including, without limitation, life, medical and disability benefits, pension, profit sharing or other retirement plans or other fringe benefits. Additionally, all compensation earned in connection with the subject matter of this Agreement, including provision for employment taxes such as, but not limited to, FICA, FUTA, and FIT, expenses and benefits associated with employment, will be the responsibility of the Consultant. As such, the Firm will not withhold any taxes from the Fees owed to the Consultant.

3.3 Expenses. As an independent contractor, Consultant will be solely responsible for its own costs and expenses incurred in the course of performing the duties set forth herein (other than out-of-pocket expenses approved in advance by the Firm's designated representative).

4. Consultant's Relationship to the Firm. The relationship between the Firm and Consultant at all times during the term of this Agreement shall be that of an "Independent Contractor." At no time during the term of this Agreement will Consultant be considered an employee of the Firm, but rather at all times will remain an Independent Contractor. Accordingly, Consultant has the sole right to manage, control and direct the method, manner and means by which the Services are executed, as long as the manner of execution meets with the terms and conditions in this Agreement, the Firm being interested solely in the results.

5. Confidential Information. During the course of rendering the Services, Consultant may be given access to information that relates to the Firm's clients, its past, present and future business development and business activities, technical or financial data, information, processes and trade secrets, methods of doing business, customer and vendor lists, and other such similar information that is considered confidential and proprietary ("Confidential Information") by the Firm. Any Confidential Information received by Consultant may be used only for the purposes intended by this Agreement. Consultant agrees to protect the confidentiality of the Firm's Confidential Information in the same manner that it protects the confidentiality of its own similar proprietary and Confidential Information.

6. Notice. Any notice provided or permitted to be given under this Agreement must be in writing, but may be served by deposit in the mail, addressed to the party to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered mail shall be deemed delivered and effective on the date of delivery shown on the return receipt. Notice may be served in any other manner, including telex, telecopy, telegram, etc., but shall be deemed delivered and effective as of the time of actual delivery. For purposes of notice the addresses of the parties shall be as follows:

If to Firm:

President and Chief Operating Officer
Maxim TEP, Inc.
9400 Grogan's Mill Rd., Suite 205
The Woodlands, Texas 77380
Tele: (281) 466-1530
Fax: (281) 466-1531

If to Consultant:

Navitas Land and Mineral Development, LLC
594 Sawdust Road #382
The Woodlands, Texas 77380
832-631-6251

Each party may change its address for notice by giving notice.

7. Entire Agreement. This Agreement supersedes and replaces that certain Consulting Agreement dated as of October 10, 2007 between the parties and neither party shall have any further obligations thereunder. This Agreement contains the entire agreement of the parties with respect to its subject matter and there are no oral understandings among or representations by the parties relating to the subject matter hereof.

8. Amendment and Waiver. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties. The failure of a party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against asserting, the right to require performance in the future. A waiver or estoppel in any one instance shall not constitute a waiver or estoppel with respect to a later breach.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Texas.

10. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

11. Successors and Assigns. Except as otherwise provided, this Agreement shall apply to, and shall be binding upon, the parties hereto, their respective successors and assigns, and all persons claiming by, through, or under any of these persons.

12. Assignment. No party shall assign its rights and obligations in and under this Agreement without first obtaining prior written consent of the other party. The consent of the other party may be withheld in the sole discretion of the non-assigning party.

13. No Partnership or Joint Venture. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or other entity or combination among the parties and each party shall remain solely responsible for the actions of its own employees and representatives.

IN WITNESS WHEREOF, this Agreement has been entered into on the date first written above.

Maxim TEP, Inc.

By: 
Name: W. Marvin Watson
Title: Chief Executive Officer

Navitas Land & Mineral Development, LLC

By: 
Name:
Title: